EXHIBIT 99.1
News Release

Pioneer Natural Resources Company Reports Fourth-Quarter and Full-Year 2018 Financial and Operating Results; Provides 2019 Outlook

Dallas, Texas, February 13, 2019 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter and year ended December 31, 2018. Pioneer reported fourth quarter net income attributable to common stockholders of $324 million, or $1.89 per diluted share. These results include the effect of noncash mark-to-market (MTM) derivative gains and certain other unusual items typically excluded by the investment community in published estimates. Excluding these items, non-GAAP adjusted income for the fourth quarter was $202 million, or $1.18 per diluted share. For the full-year 2018, the Company reported net income attributable to common stockholders of $978 million, or $5.70 per diluted share. Non-GAAP adjusted income excluding noncash MTM derivative gains and unusual items for the full-year 2018 was $1.1 billion, or $6.31 per diluted share.

Fourth-Quarter and Full-Year 2018 Highlights

•	Achieved corporate return on capital employed (ROCE)[1] of 9% during 2018

•	Increased dividend by 300% and repurchased $150 million, or 1.1 million shares, under authorized share repurchase plans in 2018

•	Averaged fourth quarter Permian oil production of 194 thousand barrels of oil per day (MBOPD), toward the top end of guidance

•	Averaged fourth quarter Permian production of 302 thousand barrels of oil equivalent per day (MBOEPD), at the top end of guidance

•	Delivered 2018 Permian oil production of 181 MBOPD (23% growth) and 2018 Permian production of 283 MBOEPD (26% growth)

•	Streamlined portfolio with divestments of non-core assets, increasing focus on Permian position and driving down cost structure

•	Added $458 million of incremental cash flow from firm transportation (FT) agreements

President and CEO Timothy L. Dove stated, “The Company delivered an excellent fourth quarter, serving to cap a strong year where we sharpened our focus on our peer-leading Permian asset. Pioneer delivered oil production at the top end of guidance, maintained our trajectory of lowering operating costs and continued our momentum of strong operational execution.

“In 2018, we again demonstrated a year-over-year increase in well productivity, while delivering best-in-class Permian cumulative oil production and oil composition. Our unique, low-cost basis Permian acreage, unencumbered by high cost acquisitions, generated a highly competitive return on capital employed of 9%.

“We embarked on many initiatives during 2018 to permanently streamline the portfolio and increase corporate level returns. Throughout the year, the Company diligently worked to divest non-core acreage and focused our efforts on drilling high-return horizontal Permian wells. For 2019, the substantial cost savings related to the strategic divestiture of our pressure pumping assets and transition to West Texas sand will significantly decrease our cost structure and improve capital efficiencies. These actions drive an 11% decrease in drilling, completions and facilities capital, while delivering a robust 12% to 17% increase in production when compared to 2018.”

Financial Highlights

Pioneer continues to maintain a strong balance sheet with 2018 year-end cash on hand of $1.4 billion (including liquid investments) and net debt of $0.9 billion. The Company’s liquidity position remains strong at year-end 2018 with $2.9 billion of liquidity, including $1.4 billion of cash and liquid investments and a $1.5 billion unsecured credit facility (undrawn as of December 31, 2018). The Company continues to reduce its cost structure and streamline its portfolio through the divestiture of non-core assets, with proceeds from the 2018 asset divestitures totaling approximately $865 million2.

Consistent with the Company’s focus on enhancing shareholder value, Pioneer is committed to the return of capital to shareholders. The Company increased its semiannual cash dividend in February 2018 by 300% from $0.04 per share to $0.16 per share. With the announcement today, the Company is doubling its semiannual cash dividend from the existing $0.16 per share to $0.32 per share ($0.64 per share on an annualized basis), representing a 700% increase since the beginning of 2018.

In February 2018, the Board of Directors authorized a $100 million common stock repurchase program to offset the impact of dilution associated with employee stock compensation awards. This program was replaced in December 2018 with a $2 billion authorization. To date, the Company has repurchased a total of 2.4 million shares for $328 million at an average price of approximately $136 per share under the December 2018 authorization.

Fourth Quarter Financial Results

For the fourth quarter, the average realized price for oil was $49.80 per barrel. The average realized price for NGLs was $26.88 per barrel, and the average realized price for gas was $1.75 per thousand cubic feet (MCF). Adjusting for the cash flow uplift attributable to the Company’s FT contracts, the average realized oil price would have increased by $9.36 per barrel to $59.16. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $8.70 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $13.75 per BOE. Exploration and abandonment costs were $32 million. General and administrative expense totaled $99 million. Interest expense was $29 million. Other expense was $533 million, or $49 million excluding unusual items3.

Operations Update

Pioneer placed 270 horizontal wells on production during 2018, of which 71 were placed on production during the fourth quarter. Well productivity continues to increase annually, with average cumulative production greater in 2018 as compared to the 2017 program. Many factors, such as incorporating data from machine learning into optimized completion designs and a focused approach to appraisal testing have contributed to the Company’s improving well productivity.

The Company’s second multi-zone Spraberry appraisal pad (Stackberry), located in Midland County, consists of eight wells: two in the Middle Spraberry, two in the Jo Mill and four in the Lower Spraberry Shale. Similar to the first Stackberry test, cumulative production has outperformed previous horizontal

Spraberry wells in the area by approximately 35%. As a result, an additional 40,000 acres in the surrounding area for the Middle Spraberry, Jo Mill, and Lower Spraberry Shale intervals have been de-risked, progressing the transition of the Spraberry intervals from appraisal to development mode. The third 2018 Stackberry test was placed on production late in the fourth quarter and is still flowing back. The Company plans to spud two additional Stackberry tests late in 2019.

During 2018, the Company had several successful Wolfcamp D wells placed on production. This success continued into 2019 as a two-well Wolfcamp D pad was placed on production early in the first quarter of 2019, with an average 24-hour initial production rate of approximately 4,100 BOEPD, of which 72% was oil.  This two-well pad also recorded a 20-day cumulative production of approximately 120 MBOE, with a 70% oil mix.   The Company plans additional Wolfcamp D appraisals in 2019.

The Company continues to increase efficiencies, which are driving greater corporate returns. For example, large-scale developments enable operational efficiencies to be captured by performing drilling and completion practices over multiple wells. Additionally, large-scale developments decrease mobilization and non-productive time. Approximately 40% of the Company’s 2019 wells are planned to include projects consisting of four or more wells, compared to only 10% in 2018.  Many of these projects will utilize “Pioneer Pads” enabling 24 wells to be drilled and completed from the same pad. The Pioneer Pad can reduce surface utilization by greater than 80%, benefiting the environment and further improving returns.

Demonstrating the benefits of long-term planning, the Company’s comprehensive water strategy continues to play a critical role in the continuing successful execution of Pioneer’s Permian development plan. Pioneer’s vast water pipeline system is remotely operated from a control room and allows for hundreds of thousands of barrels of water per day to be efficiently directed across the Company’s large acreage position. This system successfully transports the Company’s low-cost water across the field and is built to support Pioneer’s long-term development plan.  Furthermore, Pioneer plans on increasing the volume of recycled water it uses to approximately 30% in 2019. This effort to decrease the Company’s dependence on fresh water not only increases corporate returns but also demonstrates Pioneer’s commitment to the communities in which it operates and its employees live. The Company plans to further reduce its freshwater consumption by increasing the use of effluent water through its investment in the Midland water treatment plant.

During the fourth quarter of 2018, the Company’s marketing of Permian oil yielded premium Brent-related oil pricing, leading to an incremental $170 million of cash flow. The full-year 2018 impact of this strategy led to $458 million of additional cash flow. The Company continues to enhance margins through its FT contracts by transporting oil and gas from its areas of production to price-advantaged markets and expects these activities to provide a cash flow uplift of $40 million to $100 million during the first quarter of 2019.

2019 Outlook

The Company expects its 2019 Permian drilling, completions and facilities capital budget to range between $2.8 billion to $3.1 billion and be fully funded within expected operating cash flow, based on current commodity prices. Including capital of $300 million related to Pioneer’s unique Permian investments in gas processing facilities and water infrastructure, the total capital program4 is expected to range between $3.1 billion to $3.4 billion.

The Company plans to operate an average of 21 to 23 horizontal rigs in the Permian Basin during 2019, including approximately five rigs in the southern joint venture area. This program is expected to place 265 to 290 wells on production, compared to 270 wells placed on production during 2018. The average lateral length planned for 2019 is approximately 9,800 feet, with an average estimated ultimate recovery (EUR) of approximately 1.6 MMBOE per well.

This activity level is projected to deliver 2019 Permian production of 320 to 335 MBOEPD and 203 to 213 MBOPD, representing approximately 12% to 17% growth over 2018 production levels. The Company expects 2019 forecasted operational cash flow of $3.2 billion5, based on current commodity prices.

First Quarter 2019 Guidance

First quarter 2019 Permian production is forecasted to average between 302 to 317 MBOEPD and 194 to 204 MBOPD, while Eagle Ford/South Texas production is forecasted to average between 13.0 to 14.5

MBOEPD and 2.8 to 3.8 MBOPD. Permian production costs are expected to average $8.50 per BOE to $10.50 per BOE. Permian DD&A expense is expected to average $13.00 per BOE to $15.00 per BOE.

Total exploration and abandonment expense for the Company is forecasted to be $20 million to $30 million. General and administrative expense is expected to be $95 million to $100 million. Interest expense is expected to be $28 million to $33 million. Other expense is forecasted to be $45 million to $55 million and is expected to include $35 million to $45 million of charges associated with excess firm gathering and transportation commitments. Accretion of discount on asset retirement obligations is expected to be $3 million to $6 million. The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined on the attached schedules.

Proved Reserves

The Company added Permian proved reserves totaling 304 million barrels of oil equivalent (MMBOE) during 2018.  These proved reserve additions equate to a drillbit reserve replacement ratio of 290% when compared to Pioneer’s full-year 2018 Permian production of 105 MMBOE, including field fuel. The Permian drillbit finding and development (F&D) cost was $11.77 per BOE, with a drillbit proved developed F&D cost of $11.94 per BOE.

As of December 31, 2018, the Company’s total Permian proved reserves were estimated at 977 MMBOE, of which 94% are proved developed. Approximately 56% of these proved reserves are oil, 23% are NGLs and 21% are gas.

As of December 31, 2018, all of Pioneer’s proved reserves were in the United States, and 92% were proved developed reserves. Approximately 54% of the Company’s proved reserves are oil, 23% are NGLs and 23% are gas.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a way that protects surrounding communities and preserves the environment. For access to Pioneer’s sustainability report, please visit www.pxd.com/values/sustainability.

Earnings Conference Call

On Thursday, February 14, 2019, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended December 31, 2018 and its 2019 outlook, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 888-204-4368 and enter confirmation code 1773129 five minutes before the call. View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through March 11, 2019. Click Here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

An audit of proved reserves follows the general principles set forth in the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Society of Petroleum Engineers (“SPE”). A reserve audit as defined by the SPE is not the same as a financial audit. Please see the Company's Annual Report on Form 10-K for a general description of the concepts included in the SPE's definition of a reserve audit.

"Drillbit finding and development cost per BOE,” or “drillbit F&D cost per BOE,” means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates. Revisions of previous estimates exclude price revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

“Drillbit reserve replacement” is the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

“Proved developed finding and development cost per BOE,” or “proved developed F&D cost per BOE,” means the summation of exploration and development costs incurred (excluding asset retirement obligations) divided by the summation of annual proved reserves, on a BOE basis, attributable to proved developed reserve additions, including (i) discoveries and extensions placed on production during 2018, (ii) transfers from proved undeveloped reserves at year-end 2017 and (iii) technical revisions of previous estimates for proved developed reserves during 2018. Revisions of previous estimates exclude price revisions.

Footnote 1: “Return on Capital Employed (ROCE)” is a non-GAAP financial measure. As used by Pioneer, ROCE is net income adjusted for tax-effected interest expense, net noncash MTM derivative gains and losses and other unusual items divided by the summation of average equity and average net debt.

Footnote 2: Includes 16.6 million shares of ProPetro Holding Corp. (NYSE: PUMP) (closing price as of 2/5/2019) and $110 million of cash payments to be received during the first quarter of 2019.

Footnote 3: Other expense includes unusual items totaling $450 million of sand mine decommissioning charges associated with the planned closure of the Company’s Brady, Texas sand mining facility and $34 million attributable divestiture related charges, including employee-related expenses.

Footnote 4: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and facilities.

Footnote 5: Assumes a WTI oil price of $53 (assuming a $7 differential to the Brent oil price) and Henry Hub gas of $3/MCF.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$825	$896
Short-term investments	443	1,213
Accounts receivable, net	814	645
Income taxes receivable	6	7
Inventories	243	212
Derivatives	52	11
Investment in affiliate	172	—
Other	25	23
Total current assets	2,580	3,007
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	21,766	20,962
Accumulated depletion, depreciation and amortization	(8,218)	(9,196)
Total property, plant and equipment	13,548	11,766
Long-term investments	125	66
Goodwill	264	270
Other property and equipment, net	1,291	1,762
Other assets	95	132
	$17,903	$17,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,624	$1,282
Interest payable	53	59
Income taxes payable	2	—
Current portion of long-term debt	—	449
Derivatives	27	232
Other	112	106
Total current liabilities	1,818	2,128
Long-term debt	2,284	2,283
Derivatives	—	23
Deferred income taxes	1,152	899
Other liabilities	538	391
Equity	12,111	11,279
	$17,903	$17,003

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues and other income:
Oil and gas	$1,122	$1,085	$4,991	$3,518
Sales of purchased oil and gas	1,082	682	4,388	1,776
Interest and other	—	10	38	53
Derivative gains (losses), net	409	(254)	(292)	(100)
Gain on disposition of assets, net	64	3	290	208
	2,677	1,526	9,415	5,455
Costs and expenses:
Oil and gas production	201	151	855	591
Production and ad valorem taxes	55	63	284	215
Depletion, depreciation and amortization	404	367	1,534	1,400
Purchased oil and gas	909	668	3,930	1,807
Impairment of oil and gas properties	—	—	77	285
Exploration and abandonments	32	28	114	106
General and administrative	99	80	381	326
Accretion of discount on asset retirement obligations	3	5	14	19
Interest	29	35	126	153
Other	533	67	849	244
	2,265	1,464	8,164	5,146
Income before income taxes	412	62	1,251	309
Income tax benefit (provision)	(88)	603	(276)	524
Net income	324	665	975	833
Net loss attributable to noncontrolling interests	—	—	3	—
Net income attributable to common stockholders	$324	$665	$978	$833

Net income attributable to common stockholders per share:
Basic	$1.89	$3.88	$5.71	$4.86
Diluted	$1.89	$3.87	$5.70	$4.85

Basic and diluted weighted average shares outstanding	171	170	171	170

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$324	$665	$975	$833
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	404	367	1,534	1,400
Impairment of oil and gas properties	—	—	77	285
Impairment of inventory and other property and equipment	2	1	11	2
Exploration expenses, including dry holes	15	3	27	22
Deferred income taxes	88	(598)	274	(519)
Gain on disposition of assets, net	(64)	(3)	(290)	(208)
Accretion of discount on asset retirement obligations	3	5	14	19
Interest expense	1	1	5	5
Derivative related activity	(576)	265	(270)	174
Amortization of stock-based compensation	22	18	85	79
Other	482	26	658	85
Change in operating assets and liabilities:
Accounts receivable, net	181	11	(52)	(120)
Income taxes receivable	—	(6)	—	(4)
Inventories	—	(26)	(70)	(35)
Investments	—	—	4	(2)
Other current assets	—	7	(1)	3
Accounts payable	15	52	321	134
Interest payable	29	21	(5)	(9)
Other current liabilities	(11)	(11)	(55)	(45)
Net cash provided by operating activities	915	798	3,242	2,099
Cash flows from investing activities:
Proceeds from disposition of assets, net of cash sold	85	5	469	352
Proceeds from investments	233	271	1,373	1,467
Purchase of investments	(51)	(54)	(669)	(904)
Additions to oil and gas properties	(1,025)	(662)	(3,520)	(2,365)
Additions to other assets and other property and equipment, net	(76)	(90)	(263)	(342)
Net cash used in investing activities	(834)	(530)	(2,610)	(1,792)
Cash flows from financing activities:
Principal payments on long-term debt	—	—	(450)	(485)
Payments of other liabilities	(15)	—	(23)	—
Exercise of long-term incentive plan stock options; employee stock purchases	—	(1)	8	6
Purchase of treasury stock	(128)	—	(179)	(36)
Payments of financing fees, net	(4)	—	(4)	—
Dividends paid	(28)	(7)	(55)	(14)
Net cash used in financing activities	(175)	(8)	(703)	(529)
Net increase (decrease) in cash and cash equivalents	(94)	260	(71)	(222)
Cash and cash equivalents, beginning of period	919	636	896	1,118
Cash and cash equivalents, end of period	$825	$896	$825	$896

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Average Daily Sales Volumes:
Oil (Bbls)	199,193	179,737	190,639	158,571
Natural gas liquids ("NGL") (Bbls)	61,911	62,395	63,780	55,008
Gas (Mcfs)	351,176	377,141	393,391	352,507
Total (BOE)	319,633	304,989	319,984	272,330

Average Prices:
Oil (per Bbl)	$49.80	$52.81	$57.36	$48.24
NGL (per Bbl)	$26.88	$21.64	$29.84	$19.31
Gas (per Mcf)	$1.75	$2.53	$2.13	$2.63
Total (BOE)	$38.16	$38.68	$42.73	$35.39

	Three Months Ended December 31, 2018
	Permian Horizontals	Permian Verticals	Eagle Ford	Other Assets	Total
	($ per BOE)
Margin Data:
Average prices	$38.22	$39.45	$34.45	$35.11	$38.16
Production costs	(3.90)	(26.92)	(14.26)	(8.60)	(6.83)
Production and ad valorem taxes	(2.01)	(1.04)	(1.06)	(2.85)	(1.87)
	$32.31	$11.49	$19.13	$23.66	$29.46

% Oil	64%	64%	30%	30%	63%

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL EARNINGS PER SHARE INFORMATION
(in millions)
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding and the Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The following table is a reconciliation of the Company's net income attributable to common stockholders to basic and diluted net income attributable to common stockholders for the three and twelve months ended December 31, 2018 and 2017:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to common stockholders	$324	$665	$978	$833
Participating basic earnings	(2)	(5)	(5)	(6)
Basic and diluted net income attributable to common stockholders	$322	$660	$973	$827
Basic and diluted weighted average common shares outstanding were 171 million for both the three and twelve months ended December 31, 2018. Basic and diluted weighted average common shares outstanding were 170 million for both the three and twelve months ended December 31, 2017, respectively.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)
EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income	$324	$665	$975	$833
Depletion, depreciation and amortization	404	367	1,534	1,400
Exploration and abandonments	32	28	114	106
Impairment of oil and gas properties	—	—	77	285
Impairment of inventory and other property equipment	2	1	11	2
Accretion of discount on asset retirement obligations	3	5	14	19
Interest expense	29	35	126	153
Income tax (benefit) provision	88	(603)	276	(524)
Gain on disposition of assets, net	(64)	(3)	(290)	(208)
Derivative related activity	(576)	265	(270)	174
Amortization of stock-based compensation	22	18	85	79
Other	482	26	658	85
EBITDAX (a)	746	804	3,310	2,404
Cash interest expense	(28)	(34)	(121)	(148)
Current income tax benefit (provision)	—	5	(2)	5
Discretionary cash flow (b)	718	775	3,187	2,261
Cash exploration expense	(17)	(25)	(87)	(84)
Changes in operating assets and liabilities	214	48	142	(78)
Net cash provided by operating activities	$915	$798	$3,242	$2,099
_____________________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation and other items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Income adjusted for noncash mark-to-market ("MTM") derivative gains, and income adjusted for noncash MTM derivative gains and unusual items, as presented in this press release, is presented and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP) because the Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM derivative gains and losses and unusual items will recur in future periods; however, the amount and frequency can vary significantly from period to period. The table below reconciles the Company's net income attributable to common stockholders for the three months and twelve ended December 31, 2018, as determined in accordance with GAAP, to adjusted loss excluding noncash MTM derivative gains and adjusted income excluding MTM derivative gains and unusual items for the quarter.

	Three Months Ended December 31, 2018
	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$324	$1.89
Noncash MTM derivative gains, net ($576 pretax)	(449)	(2.63)
Adjusted loss excluding noncash MTM derivative gains	(125)	(0.74)

Unusual items - asset decommissioning and divestiture-related charges:
Sand mine decommissioning related charges ($450 pretax)	351	2.06
Net gain on asset divestitures ($64 pretax)	(50)	(0.29)
Other asset divestiture-related charges ($34 pretax)	26	0.15
Adjusted income excluding noncash MTM derivative gains and unusual items	$202	$1.18

	Twelve Months Ended December 31, 2018
	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$978	$5.70
Noncash MTM derivative gains, net ($270 pretax)	(211)	(1.24)
Adjusted loss excluding noncash MTM derivative gains	767	4.46

Unusual items - asset decommissioning and divestiture-related charges:
Sand mine decommissioning related charges ($450 pretax)	351	2.06
Noncash impairment of Raton ($77 pretax)	60	0.35
Net gain on asset divestitures ($290 pretax)	(226)	(1.32)
Other asset divestiture related charges ($166 pretax)	129	0.76
Adjusted income excluding noncash MTM derivative gains and unusual items	$1,081	$6.31

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)
Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market ("MTM") derivative gains, unusual items and interest expense divided by the summation of average total equity (adjusted for MTM derivative gains, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

Year Ended December 31, 2018
Net income	$975
After-tax adjustments for MTM derivative gains and unusual items:
Noncash MTM derivative gains	(211)
Sand mine decommissioning related charges	351
Impairment of oil and gas properties	60
Net gain on asset divestitures	(226)
Other asset divestiture related charges	129
After-tax adjustments to exclude MTM derivative gains and unusual items	103
After-tax interest expense	98
ROCE earnings	$1,176

As of December 31, 2018
Average total equity (a)	$11,796
Average net debt (b)	724
Capital employed	$12,520

ROCE percentage	9%
_____________________

(a)	Average total equity is calculated as follows:

	As of December 31, 2018	As of December 31, 2017
Total equity	$12,111	$11,279
Less: Net income	975
Plus: ROCE earnings	1,176
Adjusted total equity	$12,312	$11,279

Average total equity	$11,796

(b)	Average net debt is calculated as follows:

	As of December 31, 2018	As of December 31, 2017
Current portion of long-term debt	$—	$449
Long-term debt	2,284	2,283
Less:
Cash and cash equivalents	825	896
Short-term investments	443	1,213
Long-term investments	125	66
Net debt	$891	$557

Average net debt	$724

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of February 12, 2019
(Volumes are average daily amounts)

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Brent collar contracts with short puts:
Volume	15,000	15,000	15,000	15,000
Price:
Ceiling	$89.90	$89.90	$89.90	$89.90
Floor	$75.00	$75.00	$75.00	$75.00
Short put	$65.00	$65.00	$65.00	$65.00
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	102,622	50,000	50,000	16,848
NYMEX price	$3.39	$2.94	$2.94	$2.94
Basis swap contracts:
Permian Basin index swap volume (a)	57,378	60,000	60,000	—
Price differential ($/MMBtu)	$(1.47)	$(1.46)	$(1.46)	$—
Southern California index swap volume (b)	100,000	80,000	80,000	80,000
Price differential ($/MMBtu)	$0.40	$0.31	$0.31	$0.31
Call option contracts sold:
Volume (c)	50,000	—	—	—
NYMEX price	$3.93	$—	$—	$—
_____________________

(a)	The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the Henry Hub index price used in swap contracts.

(b)
The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in Arizona and southern California.

(c)	The premium associated with selling these call option contracts was utilized to improve the swap contract prices for April through October 2019 swap volumes.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gains (Losses), Net

	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2018
	(in millions)
Noncash changes in fair value:
Oil derivative gains	$554	$283
NGL derivative gains	8	—
Gas derivative gains (losses)	14	(18)
Marketing derivative gains	—	5
Total noncash derivative gains, net	576	270

Net cash payments on settled derivative instruments:
Oil derivative payments	(148)	(532)
NGL derivative payments	(4)	(5)
Gas derivative payments	(15)	(22)
Marketing derivative payments	—	(3)
Total cash payments on settled derivative instruments, net	(167)	(562)
Total derivative gains (losses), net	$409	$(292)

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES

	Permian Basin		Total Company
Oil (MBbls):
Balance, January 1, 2018	450,176		482,889
Revisions of previous estimates	(12,242)		(15,665)
Purchases of minerals-in-place	24		24
Discoveries and extensions	175,067		175,067
Production	(66,212)		(69,583)
Sales of minerals-in-place	(18)		(7,722)
Balance, December 31, 2018	546,795		565,010
Natural Gas Liquids (MBbls):
Balance, January 1, 2018	167,726		210,497
Revisions of previous estimates	20,784		21,087
Purchases of minerals-in-place	5		5
Discoveries and extensions	51,414	51,414	51,414
Production	(19,878)		(23,280)
Sales of minerals-in-place	(2)		(18,809)
Balance, December 31, 2018	220,049		240,914
Natural Gas (MMcf):
Balance, January 1, 2018	872,208		1,751,880
Revisions of previous estimates	267,369		257,502
Purchases of minerals-in-place	28		28
Discoveries and extensions	230,272		230,272
Production	(111,568)		(157,278)
Sales of minerals-in-place	(10)		(623,830)
Balance, December 31, 2018	1,258,299		1,458,574
Equivalent Barrels (MBOE):
Balance, January 1, 2018	763,270		985,366
Revisions of previous estimates (a)	53,104		48,339
Purchases of minerals-in-place	34		34
Discoveries and extensions	264,859		264,859
Production (b)	(104,684)		(119,076)
Sales of minerals-in-place	(21)		(130,502)
Balance, December 31, 2018	976,562		1,049,020
_____________________

(a)	Revisions of previous estimates include:

i.	Permian Basin: 14.4 MMBOEs of positive price revisions and 38.7 MMBOEs of positive technical revisions

ii.	Total Company: 19.8 MMBOEs of positive price revisions and 28.6 MMBOEs of positive technical revisions

(b)	Production includes:

i.	Permian Basin: 1.4 MMBOE related to field fuel

ii.	Total Company: 2.3 MMBOE related to field fuel

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES (continued)

	Permian Basin	Total Company
	(in millions)
Costs incurred for oil and gas producing activities:
Property acquisition costs:
Proved	$1	$1
Unproved	64	64
	65	65
Exploration costs	2,645	2,654
Development costs	929	949
Total costs incurred (a)	$3,639	$3,668

Reserve replacement percentage (b)	304%	263%

Drillbit reserve replacement percentage (c)	290%	246%

Finding and development costs per BOE of proved reserves added (d)	$11.44	$11.71

Drillbit finding and development costs per BOE of proved reserves added (e)	$11.77	$12.28
_____________________

(a)	Costs incurred include:

i.	Permian Basin: $3 million of capitalized interest, $21 million of asset retirement obligations increases and $62 million of G&G/G&A.

ii.	Total Company: $3 million of capitalized interest, $17 million of asset retirement obligations increases and $66 million of G&G/G&A.

(b)
The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and gas, on a BOE basis.

(c)
The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and discoveries and extensions divided by annual production of oil, NGLs and gas, on a BOE basis.

(d)
Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

(e)
The summation of exploration and development costs divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.